PROSPECTUS and                  PRICING SUPPLEMENT NO. 1
PROSPECTUS SUPPLEMENT, each     effective at 12:30 PM ET
Dated 9 October 2003            Dated 8 January 2004
CUSIP: 24422EPF0                Commission File No.: 333-108705
                                Filed pursuant to Rule 424(b)(3)

                       U.S. $4,370,850,000
                 JOHN DEERE CAPITAL CORPORATION

                  MEDIUM-TERM NOTES, SERIES D
      due from 9 Months to 30 Years from Date of Issue

The Medium-Term Notes offered hereby will be Fixed
Rate Notes and senior notes as more fully described in the accompanying Prospectus and Prospectus
Supplement and will be denominated in U.S. Dollars.




Principal Amount:                 $200,000,000

Issue Price:                      99.973% plus accrued
                                  interest from January 13,
                                  2004 if settlement occurs
                                  after that date

Date of Issue:                    January 13, 2004

Maturity Date:                    January 13, 2009

Interest Payment Dates:           January 13 and July 13 of
                                  each year commencing
                                  on July 13, 2004 and at
                                  Maturity

Interest Rate:                    3.75% PER ANNUM

Redemption Provisions:            None

Plan of Distribution:                               Principal Amt
                                   Name              Of Notes
                                  Citigroup Global  $58,000,000
                                   Markets, Inc.
                                  J.P. Morgan       $58,000,000
                                   Securities Inc.
                                  Merrill Lynch,    $58,000,000
                                   Pierce, Fenner
                                   & Smith
                                  Incorporated
                                  Banc One Capital   $5,200,000
                                   Markets, Inc.
                                  BNY Capital        $5,200,000
                                   Markets, Inc.
                                  Fifth Third        $5,200,000
                                   Securities, Inc.
                                  HSBC Securities    $5,200,000
                                   (USA) Inc.
                                  TD Securities      $5,200,000
                                   (USA) Inc.     ____________
                                  Total            $200,000,000
                                  The above Agents have
                                  severally agreed to purchase
                                  the respective principal
                                  amount of Notes opposite their
                                  names as principal for resale
                                  at a price of 99.473%


Citigroup
JPMorgan
Merrill Lynch & Co.
Banc One Capital Markets, Inc.
BNY Capital Markets, Inc.
Fifth Third Securities, Inc.
HSBC
TD Securities

Citigroup, JPMorgan and
Merrill Lynch & Co. are
acting as Joint Book-Running
Managers.